Exhibit 99.1

New York Community Bancorp, Inc. Reports 4th Quarter 2006 Diluted Adjusted
       Cash EPS of $0.24 (1), Diluted Operating EPS of $0.21(2),
                     and Diluted GAAP EPS of $0.18

      Board of Directors Declares $0.25 Per Share Quarterly Cash
                               Dividend


    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 24, 2007--New York Community Bancorp, Inc.:

    4th Quarter 2006 Highlights

    -- Margin Expansion: Our net interest margin rose three basis points linked-quarter, to 2.27%.

    -- An Increase in the Average Yield on Loans: At 6.08%, our average yield on loans was up 14 basis points linked-quarter and 46 basis points year-over-year.

    -- Stabilization of Operating Earnings: Diluted operating earnings per share were $0.21 in the current fourth quarter, consistent with the level recorded in the third quarter of 2006.(2)

    -- Rational Loan Production: Loan originations totaled $982.5 million during the quarter, with mortgage loans accounting for $725.4 million, or 73.8%.

    -- Solid Asset Quality: Non-performing assets declined $10.9 million, or 32.6%, to $22.5 million linked-quarter, and represented 0.08% of total assets at December 31, 2006.

    -- Strong Operating Efficiency: Our operating efficiency ratio was 39.12% in the current fourth quarter.

    -- Tangible Capital Strength: Tangible stockholders' equity equaled 5.66% of total tangible assets, excluding after-tax net unrealized losses on securities; including such losses, the ratio was 5.47% at December 31, 2006.(3)

    --  Acquisition of PennFed Financial Services, Inc. (NASDAQ/Global
        Market: PFSB): The acquisition of PennFed is progressing on schedule and is expected to be completed on or about March 31, 2007, pending regulatory and PennFed shareholder approval.

    New York Community Bancorp, Inc. (NYSE: NYB) today reported operating earnings of $61.7 million, or $0.21 per diluted share, and GAAP earnings of $53.1 million, or $0.18 per diluted share, for the three months ended December 31, 2006. The Company's fourth quarter operating earnings were consistent with its GAAP and operating earnings in the trailing three-month period. (2)

    The Company's fourth quarter 2006 GAAP earnings were reduced by an after-tax loss of $1.2 million recorded in connection with the write-off of unamortized issuance costs stemming from the redemption of certain trust preferred securities; an after-tax charge of $2.0 million recorded in connection with the retirements of the Company's chairman and senior lending consultant; and a non-cash after-tax charge of $5.4 million recorded in connection with the merger-related allocation of Employee Stock Ownership Plan ("ESOP") shares.

    The Company also reported adjusted cash earnings of $69.1 million, or $0.24 per diluted share, for the current fourth quarter, and $290.4 million, or $1.01 per diluted share, for the full year. (1)

    For the twelve months ended December 31, 2006, the Company also reported operating earnings of $263.6 million, or $0.92 per diluted share, and GAAP earnings of $232.6 million, or $0.81 per diluted share.(2) These amounts reflect the full-year benefit of the acquisition of Long Island Financial Corp. ("Long Island Financial") on December 30, 2005 and the eight-month benefit of the acquisition of Atlantic Bank of New York ("Atlantic Bank") on April 28, 2006.

    In addition to the loss on debt redemption and the retirement and merger-related charges recorded in the fourth quarter, the Company's twelve-month 2006 GAAP earnings reflect the impact of a $3.6 million after-tax mark-to-market loss on interest rate swaps recorded in the first quarter and an $18.8 million post-merger repositioning charge recorded in connection with the Company's acquisition of Atlantic Bank in the second quarter of the year.

    Commenting on the Company's fourth quarter 2006 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "The fourth quarter of 2006 was noteworthy for a plethora of reasons: the linked-quarter expansion of our net interest margin, despite the continued inversion of the yield curve...the exceptional quality of our loan portfolio...the stabilization of our operating earnings, which were consistent with the trailing-quarter level...and the meaningful increase in prepayment penalties.

    "While the level of prepayment penalties we receive will vary with the level of refinancing activity," Mr. Ficalora continued, "the increase in the fourth quarter is indicative of what we would reasonably expect, given the expected weighted average life of our multi-family and commercial real estate loan portfolios. Prepayments rose $3.4 million, or 64%, both year-over-year and linked-quarter, to $8.7 million in the fourth quarter of 2006.

    "In a difficult rate environment, and in the face of heightened competition, we grew our loan portfolio in a rational manner over the course of the year. While opportunities to lend were plentiful in the recent quarter, we chose to adhere to our longstanding credit standards, rather than augment our growth by lending at loan-to-values that exceeded our maximum ratios," Mr. Ficalora said.

    "In the past 12 months, we have capitalized on our commercial bank acquisitions to expand both our franchise and product menu, while maintaining a respectable level of efficiency. With the upgrade and integration of our commercial bank systems successfully completed, we now are in the process of rolling out our sales and service program, with the intent of increasing the cross-sale of products throughout our branch network.

    "We believe that the achievements reflected in our fourth quarter performance have positioned us well for the future, and that the strength of our business model will continue to be overtly demonstrated in the quarters ahead. With the pending acquisition of PennFed currently slated for the end of this quarter, we look forward to the opportunity to deploy their deposits and, importantly, the cash flows generated through the repositioning of their assets, into more profitable lending, while carefully managing our cost of funds in a still-challenging interest rate environment."

    $0.25 Per Share Dividend to be Paid on February 15, 2007

    "Reflecting the strength of our earnings and our tangible capital levels, the Board of Directors last night reiterated its commitment to maintaining our quarterly cash dividend at the current level, declaring a $0.25 per share dividend, payable on February 15, 2007 to shareholders of record at the close of business on February 5th," Mr. Ficalora said.

    Balance Sheet Summary

    The Company had total assets of $28.5 billion at December 31, 2006, signifying a $2.2 billion, or 8.4%, increase from the year-earlier balance, and a $441.9 million, or 1.5%, decline from the balance recorded at September 30, 2006. The year-over-year growth of the balance sheet was largely driven by organic loan production and by the acquisition of Atlantic Bank. The linked-quarter decline reflects management's decision to shrink the balance sheet in anticipation of the pending PennFed acquisition and in view of the level of market interest rates over the last three months.

    Loans

    Loans represented $19.7 billion, or 69.0%, of total assets at the close of the current fourth quarter, up $2.6 billion, or 15.4%, from the balance recorded at December 31, 2005. While the year-over-year increase partly reflects the loans acquired in the Atlantic Bank transaction, the growth of the portfolio was largely due to organic loan production, with twelve-month originations totaling $5.0 billion, including $982.5 million in the fourth quarter of the year. On a linked-quarter basis, the loan portfolio declined a modest $103.2 million.

    Multi-family loans totaled $14.5 billion at the close of the current fourth quarter, up $1.7 billion, or 13.0%, from the year-earlier balance, and down $170.6 million from the balance recorded at September 30, 2006. While the acquisition of Atlantic Bank contributed to the year-over-year increase, the growth of the multi-family loan portfolio primarily reflects the volume of loans produced over the past four quarters, with twelve-month originations totaling $2.8 billion, including $400.6 million in the fourth quarter of the year. At December 31, 2006, the average multi-family loan had a principal balance of $3.6 million. The portfolio had an average loan-to-value ratio of 64.0% and an expected weighted average life of
3.8 years at that date.

    Commercial real estate loans totaled $3.1 billion at the close of the current fourth quarter, up $227.0 million from the year-earlier balance and $104.9 million from the balance recorded at September 30, 2006. In addition to the loans acquired in the Atlantic Bank transaction, the year-over-year increase reflects twelve-month originations totaling $413.7 million, including $152.3 million in the fourth quarter of the year. At December 31, 2006, the average commercial real estate loan had a principal balance of $2.3 million. The portfolio had an average loan-to-value ratio of 57.1% and an expected weighted average life of 3.5 years at that date.

    Construction loans totaled $1.1 billion at December 31, 2006, down $79.4 million on a linked-quarter basis, and up $245.7 million from the balance recorded at December 31, 2005. The year-over-year growth of the portfolio was largely due to organic loan production, with originations totaling $984.8 million over the twelve-month period, including $154.6 million in the fourth quarter of the year.

    Other loans rose $500.4 million year-over-year and $53.9 million linked-quarter to $675.5 million at December 31, 2006. Included in the latter amount were commercial and industrial ("C&I") loans totaling $643.1 million, up $490.5 million from the balance recorded at December 31, 2005. In addition to the loans acquired in the Atlantic Bank transaction, the year-over-year increase in other loans reflects twelve-month originations totaling $710.0 million, including $675.9 million of C&I loans. Other loan originations totaled $257.0 million in the current fourth quarter and included $232.0 million of C&I loans.

    At the present time, the Company has a pipeline of approximately $737 million, including approximately $532 million of multi-family loans. The level of the pipeline is a function of various factors including competition for product, the current rate environment, and the attractiveness of the spreads between the yields on new loans and the cost of funds. It is currently anticipated that all of the loans in the current pipeline will be originated by quarter-end.

    Asset Quality

    The Company improved upon its solid record of asset quality in the current fourth quarter, as non-performing assets declined $10.9 million, or 32.6%, on a linked-quarter basis and $6.3 million, or 21.9%, year-over-year to $22.5 million at December 31, 2006. The latter amount was equivalent to 0.08% of total assets, an improvement from 0.12% and 0.11%, respectively, at September 30, 2006 and December 31, 2005.

    Included in non-performing assets at December 31, 2006 were non-performing loans of $21.2 million and other real estate owned of $1.3 million. The year-end balance of non-performing loans was down $11.0 million, or 34.1%, from the trailing quarter-end balance and down $6.4 million, or 23.1%, from the balance recorded at December 31, 2005. Non-performing loans represented 0.11% of total loans at the end of the current fourth quarter and 0.16% of total loans at each of the earlier dates.

    The allowance for loan losses totaled $85.4 million at the close of the current fourth quarter, down $141,000 on a linked-quarter basis, but up $5.7 million from the balance recorded at December 31, 2005. The linked-quarter reduction reflects the level of fourth-quarter charge-offs; the year-over-year increase was the net effect of the $6.1 million loan loss allowance acquired in the Atlantic Bank transaction and twelve-month charge-offs totaling $420,000. All of the charge-offs recorded in 2006 were on consumer and other unsecured credits that were acquired in the Company's various merger transactions. At December 31, 2006, the allowance for loan losses equaled 0.43% of total loans and 402.72% of non-performing loans.

    Securities

    At December 31, 2006, the securities portfolio totaled $4.9 billion and represented 17.3% of total assets, a reduction from $5.2 billion, or 18.0% of total assets, at the close of the trailing quarter and from $5.6 billion, or 21.4% of total assets, at December 31, 2005. Included in the year-end 2006 amount were available-for-sale securities of $1.9 billion, signifying a year-over-year reduction of $438.4 million, and held-to-maturity securities of $3.0 billion, signifying a year-over-year reduction of $272.8 million.

    At December 31, 2006, the after-tax net unrealized loss on available-for-sale securities totaled $42.8 million, a $2.8 million reduction from the September 30, 2006 level and a $605,000 reduction from the level recorded at December 31, 2005.

    Funding

    The Company funds the production of loans through four primary sources: the cash flows generated through the repayment of loans; the deposits gathered through the branch network; the use of wholesale funding; and the cash flows generated through securities redemptions and sales.

    Deposits totaled $12.6 billion at December 31, 2006, a $514.1 million increase from the year-earlier balance, and a $1.1 billion reduction from the balance recorded at September 30, 2006. While the year-over-year increase was driven by the deposits acquired in the Atlantic Bank transaction, the linked-quarter decline largely reflects a strategic reduction in higher-cost brokered deposits and, to a lesser extent, a decline in higher-cost certificates of deposit ("CDs"). During the fourth quarter of 2006, the Company reduced the level of brokered deposits by $916.3 million to $943.8 million at year-end.

    Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented $6.7 billion, or 52.9%, of total deposits at the close of the quarter, while CDs accounted for the remaining $5.9 billion, or 47.1%.

    Taking advantage of attractive rates on certain wholesale funding sources, the Company increased its use of wholesale borrowings in the fourth quarter of 2006. As a result, wholesale borrowings rose $786.5 million to $11.1 billion on a linked-quarter basis, and were up $1.4 billion year-over-year. The latter increase was partly offset by the prepayment of wholesale borrowings totaling $886.1 million in the second quarter, utilizing the proceeds from the sale of securities acquired in the transactions with Long Island Financial and Atlantic Bank. The Company intends to utilize wholesale borrowings when the cost of such funds is more attractive than the cost of alternative funding sources, and to reduce its higher-cost wholesale funding sources when the opportunity arises.

    At December 31, 2006, the Company also had junior subordinated debentures totaling $455.7 million and other borrowings totaling $354.0 million. Included in junior subordinated debentures at year-end were $120.0 million of floating rate trust preferred capital securities featuring an annual interest rate equal to the three-month LIBOR plus 1.60% that were issued on December 14, 2006. These securities were issued for the purpose of funding the redemption of three previously issued trust preferred securities totaling $121.3 million and featuring higher floating rates of interest equal to the three- and six-month LIBOR plus a range of 3.60% to 3.75%.

    Stockholders' Equity

    Stockholders' equity totaled $3.7 billion at December 31, 2006, signifying a $22.2 million decrease from the trailing quarter-end balance, and a $365.0 million increase from the balance recorded at December 31, 2005. The year-end 2006 amount was equivalent to 12.95% of total assets and a book value of $12.56 per share, based on 293,890,372 shares. The balances recorded at September 30, 2006 and December 31, 2005 were equivalent to 12.83% and 12.65% of total assets, and book values of $12.66 and $12.43 per share, based on 293,217,441 and 267,594,393 shares, respectively.

    The year-over-year increase in stockholders' equity largely reflects the Company's issuance of 24.5 million shares of common stock in a secondary offering on the 18th of April, which generated net proceeds of $400.1 million for the all-cash acquisition of Atlantic Bank. The linked-quarter decline in stockholders' equity reflects the impact of the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 158, which requires balance sheet recognition of the over- or under-funded status of pension and other post-retirement benefit plans. The adoption of SFAS No. 158 increased the Company's accumulated other comprehensive loss by $15.9 million at December 31, 2006.

    Tangible stockholders' equity, which is calculated by subtracting goodwill and core deposit intangibles ("CDI") from total stockholders' equity, equaled $1.4 billion at December 31, 2006, down $13.3 million from the trailing quarter-end balance but up $177.7 million, or 14.1%, from the balance recorded at December 31, 2005. The year-end 2006 amount equaled 5.66% of tangible assets, excluding after-tax mark-to-market adjustments on securities, up three basis points from the trailing quarter-end level, and up 25 basis points year-over-year. Including after-tax mark-to-market adjustments on securities, the year-end 2006 amount equaled 5.47% of tangible assets, as compared to 5.43% and 5.19% at the earlier dates. (3)

    At December 31, 2006, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company. While the Company received dividends totaling $325.0 million from its principal bank subsidiary, New York Community Bank, during the current fourth quarter, both the Community Bank and New York Commercial Bank continued to exceed the minimum levels for classification as a "well capitalized" institution under the FDIC Improvement Act at year-end. The Community Bank had a leverage capital ratio of 7.10% at the end of December and the Commercial Bank had a leverage capital ratio of 10.01%.

    Fourth Quarter 2006 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $140.8 million in the current fourth quarter, up $1.0 million from the trailing-quarter level and up $7.7 million year-over-year. The increases were driven by two primary factors: an increase in refinancing activity, which led to a rise in the level of prepayment penalties recorded, and the replacement of lower-yielding assets with higher-yielding loans. In addition, the year-over-year improvement in net interest income reflects the benefit of the Company's commercial bank acquisitions, which provided an infusion of lower-cost and non-interest-bearing deposits, and the opportunity to reduce certain higher-cost sources of funding, using the cash flows produced through a reduction in securities.

    Prepayment penalties totaled $8.7 million in the current fourth quarter, up $3.4 million from the levels recorded in both the trailing and year-earlier quarters, signifying increases of 64.4% and 63.8%, respectively.

    While the average balance of interest-earning assets declined $84.4 million over the course of the quarter, the average yield on such assets rose 12 basis points during this time, to 5.86%. Year-over-year, the growth was more dramatic, with the average yield rising 46 basis points, in concert with a $3.0 billion rise in the average balance to $25.1 billion. As a result, the Company recorded interest income of $367.6 million in the current fourth quarter, up $6.3 million and $69.0 million, respectively, from the levels recorded in the three months ended September 30, 2006 and December 31, 2005.

    Loans accounted for the bulk of the increase in interest income recorded in the current fourth quarter, as the average yield rose to 6.08%. The latter yield was up 14 basis points from the trailing-quarter measure and up 46 basis points from the yield recorded in the fourth quarter of 2005. The increase in the average yield on loans was coupled with an increase in the average balance recorded. Loans averaged $19.5 billion in the current fourth quarter, as compared to $19.4 billion and $16.2 billion in the trailing and year-earlier three months.

    Interest expense totaled $226.8 million in the current fourth quarter, and was up $5.4 million on a linked-quarter basis and $61.2 million year-over-year. While the average balance of interest-bearing liabilities fell $8.2 million on a linked-quarter basis to $23.5 billion, the reduction was offset by a nine-basis point increase in the average cost of funds to 3.83%. During the quarter, the average cost of CDs rose 23 basis points to 4.57%, offsetting a $238.7 million decline in the average balance to $6.2 billion. During this time, the average cost of borrowed funds rose four basis points to 4.22%, while the average balance rose $484.5 million to $11.5 billion. As a result, the interest expense produced by CDs rose $1.0 million to $71.2 million in the current fourth quarter and the interest expense produced by borrowed funds rose $6.1 million to $121.7 million. These linked-quarter increases were partly offset by a $1.9 million decline in the interest expense produced by NOW and money market accounts in the current fourth quarter, as the average balance of such funds fell $160.9 million to $3.3 billion, coupled with a six-basis point drop in the average cost to 3.45%.

    The year-over-year increase in interest expense was the result of a $2.5 billion rise in the average balance of interest-bearing liabilities and a 73-basis point rise in the average cost of funds. The latter increase was largely attributable to the rise in short-term interest rates over the course of the year, while the higher average balance largely reflects the use of wholesale borrowings during the third and fourth quarters, and the growing popularity of CDs in a rising rate environment. Year-over-year, the average cost of CDs and borrowed funds rose 134 basis points and 33 basis points, respectively, while the average balances of such funds rose $1.2 billion and $1.0 billion. CDs thus accounted for $30.4 million of the year-over-year increase in interest expense in the current fourth quarter, with borrowed funds accounting for $18.4 million of the rise. The interest expense produced by core deposits totaled $33.9 million in the current fourth quarter and was up $12.4 million year-over-year. The increase stemmed from a $606.3 million rise in the average balance to $6.8 billion and a 60-basis point rise in the average cost of such funds to 1.97%. Included in the average balance of core deposits in the current fourth quarter were non-interest-bearing accounts of $1.1 billion, signifying a $375.3 million increase from the year-earlier amount.

    The linked-quarter and year-over-year increases in interest expense were exceeded by the aforementioned increases in interest income; as a result, net interest income rose $1.0 million linked-quarter and $7.7 million year-over-year, as stated above.

    Net interest margin rose to 2.27% in the current fourth quarter from 2.24% in the third quarter of the year. While the current fourth quarter margin was down 18 basis points from the year-earlier measure, the linked-quarter comparison reflects stabilization, which was largely attributable to the replenishment of the loan portfolio with higher-yielding credits and the linked-quarter increase in prepayment penalties.

    Non-interest Income

    The Company produced non-interest income of $22.7 million in the current fourth quarter, as compared to $23.5 million in the trailing quarter and $21.7 million in the fourth quarter of 2005. The fourth quarter 2006 amount was reduced by a pre-tax loss of $1.9 million on the aforementioned redemption of trust preferred securities, absent which the level of non-interest income would have exceeded the trailing-quarter and year-earlier amounts by $1.1 million and $2.8 million, respectively.

    While fee income fell $306,000 on a linked-quarter basis to $10.1 million, the reduction was offset by a $1.2 million increase in other income to $14.2 million, together with net securities gains of $210,000. The linked-quarter growth of other income was largely driven by an increase in the revenues produced through the sale of third-party investment products and the revenues generated by the Company's investment advisory subsidiary, Peter B. Cannell & Co., Inc. ("PBC").

    Year-over-year, fee income rose $2.3 million, and was coupled with a $336,000 increase in other income. The latter increase stemmed from several revenue sources, including the Company's investment in Bank-owned Life Insurance, PBC, and third-party investment product sales.

    Non-interest Expense

    The Company recorded non-interest expense of $78.5 million in the three months ended December 31, 2006, as compared to $71.5 million and $89.4 million in the three months ended September 30, 2006 and December 31, 2005, respectively.

    Operating expenses accounted for $73.5 million of the fourth quarter 2006 figure, and for $66.4 million and $86.4 million of the earlier amounts. Included in the current fourth quarter amount were a $3.1 million pre-tax charge recorded in connection with the retirements of the Company's chairman and senior lending consultant and a $5.7 million non-cash pre-tax charge recorded for the allocation of ESOP shares pursuant to the acquisition of Atlantic Bank. In the year-earlier fourth quarter, the Company recorded a non-cash pre-tax merger-related charge of $36.6 million pursuant to the acquisition of Long Island Financial. Excluding the respective charges, compensation and benefits amounted to $33.4 million and $24.9 million in the current and year-earlier fourth quarters, while operating expenses amounted to $64.7 million and $49.8 million, respectively.

    Excluding the retirement and merger-related charges, the year-over-year increase in compensation and benefits was largely due to the Company's establishment of a commercial bank subsidiary through the two acquisitions, and the related expansion of its staff. The impact of the acquisitions is also reflected in the level of occupancy and equipment expenses, which rose $3.8 million to $14.8 million, reflecting the addition of 29 branch offices.

    The linked-quarter increase in operating expenses was largely due to the impact of the retirement and merger-related charges recorded in the current fourth quarter. Absent these charges, the level of compensation and benefits was consistent with the amount recorded in the trailing quarter; similarly, the levels of general and administrative and other expenses were relatively flat. In addition, occupancy and equipment expenses declined $1.0 million in the current fourth quarter from the level recorded in the third quarter of 2006.

    Reflecting the CDI acquired in the Long Island Financial and Atlantic Bank transactions, CDI amortization rose $2.1 million from the fourth quarter 2005 level to $5.0 million in both the third and fourth quarters of 2006.

    Income Tax Expense

    The Company recorded fourth quarter 2006 income tax expense of $31.8 million, up $2.5 million on a linked-quarter basis and $3.3 million year-over-year. While pre-tax income declined $6.9 million from the trailing-quarter level to $84.9 million, the reduction was offset by an increase in the effective tax rate to 37.46% from 31.97%. The increase in the effective tax rate reflects the non-deductibility of the aforementioned merger-related charge, which also contributed to the linked-quarter decline in pre-tax income, as well as an increase in certain deferred tax asset valuation allowances.

    The year-over-year increase in income tax expense was the net effect of a $19.5 million rise in pre-tax income, and a decline in the effective tax rate from 43.57%. In the fourth quarter of 2005, the Company recorded a merger-related charge in connection with the Long Island Financial transaction which contributed to an increase in the effective tax rate while lowering the level of pre-tax income recorded during that period.

    Company Profile

    New York Community Bancorp, Inc. is the $28.5 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 17 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    Post-Earnings Conference Call

    The Company will host a conference call on January 24, 2007 at 9:30 a.m. (ET) to discuss its fourth quarter 2006 performance. The conference call may be accessed by dialing 800-946-0720 (for domestic calls) or 719-457-2646 (for international calls) and providing the following access code: 8264020. A replay of the conference call will be available approximately two hours following completion of the call through midnight on February 2nd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be web cast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on February 5, 2007.

    Forward-looking Statements and the Associated Risk Factors

    This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

    The following factors, among others, could cause the actual results of the proposed acquisition of PennFed Financial Services, Inc. to differ materially from the expectations stated in this release: the ability of PennFed Financial Services, Inc. to obtain the required shareholder approval and the ability of both companies to obtain the required regulatory approvals; the ability of the two companies to consummate the transaction; a materially adverse change in the financial condition or results of operations of either company; the ability of New York Community Bancorp, Inc. to successfully integrate the assets, liabilities, customers, systems, and any personnel we may acquire into our operations pursuant to the transaction; and our ability to realize the related revenue synergies and cost savings within the expected time frames.

    Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

    In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.

    (2) Please see the reconciliation of GAAP and operating earnings.

    (3) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                  (in thousands, except share data)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------

Assets
Cash and cash equivalents                    $   230,759  $   231,803
Securities available for sale:
   Mortgage-related securities                 1,664,337    1,967,770
   Other securities                              276,450      411,444
Securities held to maturity:
   Mortgage-related securities                 1,387,817    1,606,468
   Other securities                            1,597,380    1,651,570
                                             ------------ ------------
Total securities                               4,925,984    5,637,252
Mortgage loans:
   Multi-family                               14,532,652   12,857,210
   Commercial real estate                      3,114,446    2,887,452
   Construction                                1,099,844      854,161
   1-4 family                                    230,486      254,510
                                             ------------  -----------
Total mortgage loans                          18,977,428   16,853,333
Other loans                                      675,463      175,069
                                             ------------ ------------
Total loans                                   19,652,891   17,028,402
Less: Allowance for loan losses                  (85,389)     (79,705)
                                             ------------ ------------
Loans, net                                    19,567,502   16,948,697
Federal Home Loan Bank of New York stock, at
 cost                                            404,311      330,212
Premises and equipment, net                      196,084      140,279
Goodwill                                       2,148,108    1,980,689
Core deposit intangibles                         106,381       86,533
Other assets                                     903,241      928,240
                                             ------------ ------------
Total assets                                 $28,482,370  $26,283,705
                                             ============ ============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts             $ 3,156,988  $ 3,576,983
   Savings accounts                            2,394,145    2,434,990
   Certificates of deposit                     5,944,585    5,247,029
   Non-interest-bearing accounts               1,123,286      845,897
                                             ------------ ------------
Total deposits                                12,619,004   12,104,899
                                             ------------ ------------
Official checks outstanding                       20,158       43,438
Borrowed funds:
   Wholesale borrowings                       11,070,333    9,717,392
   Junior subordinated debentures                455,659      454,197
   Other borrowings                              354,016      357,069
                                             ------------ ------------
Total borrowed funds                          11,880,008   10,528,658
Mortgagors' escrow                                74,736       63,051
Other liabilities                                198,627      218,782
                                             ------------ ------------
Total liabilities                             24,792,533   22,958,828
                                             ------------ ------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                   --           --
   Common stock at par $0.01 (600,000,000
    shares authorized; 295,350,936 and
    273,396,452 shares issued; 295,350,936
    and 269,776,791 shares outstanding,
    respectively)                                  2,954        2,734
   Paid-in capital in excess of par            3,342,090    3,012,655
   Retained earnings (partially restricted)      421,313      475,501
   Less: Treasury stock (0 and 3,619,661
    shares at December 31, 2006 and 2005,
    respectively)                                     --     (100,169)
      Unallocated common stock held by ESOP       (4,604)      (6,874)
      Common stock held by SERP                   (3,113)      (3,113)
      Unearned common stock held by RRPs            (750)          --
   Accumulated other comprehensive loss          (68,053)     (55,857)
                                             ------------ ------------
Total stockholders' equity                     3,689,837    3,324,877
                                             ------------ ------------
Total liabilities and stockholders' equity   $28,482,370  $26,283,705
                                             ============ ============


                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)


                                    For the Three Months Ended
                             -----------------------------------------
                              December 31, September 30, December 31,
                                 2006          2006         2005
                             ------------- ------------- -------------
Interest Income:
   Mortgage and other loans      $296,948     $288,839     $227,214
   Securities                      70,415       72,108       71,309
   Money market investments           260          350          146
                             ------------- ------------  -----------
Total interest income             367,623      361,297      298,669
                             ------------- ------------  -----------

Interest Expense:
   NOW and money market
    accounts                       28,475       30,397       18,559
   Savings accounts                 5,465        5,299        2,939
   Certificates of deposit         71,171       70,148       40,751
   Borrowed funds                 121,672      115,575      103,278
   Mortgagors' escrow                  35           31           56
                             ------------- ------------  -----------
Total interest expense            226,818      221,450      165,583
                             ------------- ------------  -----------
      Net interest income         140,805      139,847      133,086
Provision for loan losses              --           --           --
                             ------------- ------------  -----------

      Net interest income
       after provision for
       loan losses                140,805      139,847      133,086
                             ------------- ------------  -----------

Non-interest Income:
   Fee income                      10,131       10,437        7,829
   Net securities gains               210           --           --
   Loss on debt redemption         (1,859)          --           --
   Loss on mark-to-market of
    interest rate swaps                --           --           --
   Other                           14,206       13,030       13,870
                             ------------- ------------  -----------
Total non-interest income          22,688       23,467       21,699
                             ------------- ------------  -----------

Non-interest Expense:
Operating expenses:
   Compensation and benefits       42,169       34,478       61,497
   Occupancy and equipment         14,841       15,875       11,021
   General and
    administrative                 14,462       14,063       12,587
   Other                            2,027        2,012        1,327
                             ------------- ------------  -----------
Total operating expenses           73,499       66,428       86,432
   Post-merger repositioning
    charge                             --           --           --

   Amortization of core
    deposit intangibles             5,049        5,049        2,930
                             ------------- ------------  -----------
Total non-interest expense         78,548       71,477       89,362
                             ------------- ------------  -----------
Income before income taxes         84,945       91,837       65,423
Income tax expense                 31,824       29,360       28,507
                             ------------- ------------  -----------
       Net Income                $ 53,121     $ 62,477     $ 36,916
                             ============= ============  ===========

       Basic earnings per
        share                    $   0.18     $   0.21     $   0.14
                             ============= ============  ===========
       Diluted earnings per
        share                    $   0.18     $   0.21     $   0.14
                             ============= ============  ===========


                                           For the Twelve Months Ended
                                           ---------------------------
                                            December 31,  December 31,
                                               2006           2005
                                           -------------- ------------
Interest Income:
   Mortgage and other loans                   $1,118,467   $  857,537
   Securities                                    288,979      320,777
   Money market investments                        1,254          704
                                           -------------- ------------
Total interest income                          1,408,700    1,179,018
                                           -------------- ------------

Interest Expense:
   NOW and money market accounts                 116,055       73,052
   Savings accounts                               17,856       13,349
   Certificates of deposit                       249,286      116,173
   Borrowed funds                                463,761      380,828
   Mortgagors' escrow                                176          249
                                           -------------- ------------
Total interest expense                           847,134      583,651
                                           -------------- ------------
      Net interest income                        561,566      595,367
Provision for loan losses                             --           --
                                           -------------- ------------

      Net interest income after provision
       for loan losses                           561,566      595,367
                                           -------------- ------------

Non-interest Income:
   Fee income                                     38,662       32,614
   Net securities gains                            3,033        2,999
   Loss on debt redemption                        (1,859)          --
   Loss on mark-to-market of interest
    rate swaps                                    (6,071)          --
   Other                                          55,225       62,088
                                           -------------- ------------
Total non-interest income                         88,990       97,701
                                           -------------- ------------

Non-interest Expense:
Operating expenses:
   Compensation and benefits                     138,705      138,114
   Occupancy and equipment                        56,735       44,380
   General and administrative                     54,159       47,810
   Other                                           6,763        6,317
                                           -------------- ------------
Total operating expenses                         256,362      236,621
   Post-merger repositioning charge               27,609           --

   Amortization of core deposit
    intangibles                                   17,871       11,733
                                           -------------- ------------
Total non-interest expense                       301,842      248,354
                                           -------------- ------------
Income before income taxes                       348,714      444,714
Income tax expense                               116,129      152,629
                                           -------------- ------------
       Net Income                             $  232,585   $  292,085
                                           ============== ============

       Basic earnings per share               $     0.82   $     1.12
                                           ============== ============
       Diluted earnings per share             $     0.81   $     1.11
                                           ============== ============


                   NEW YORK COMMUNITY BANCORP, INC.
            RECONCILIATION OF GAAP AND OPERATING EARNINGS

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its operating earnings are an important indication of its ability to generate earnings through ongoing operations.

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

For the three months ended December 31, 2006, the Company calculated its operating earnings by adding back to non-interest income the pre-tax loss incurred in connection with the redemption of certain trust preferred securities, and by subtracting from non-interest expense the pre-tax charge recorded in connection with the retirements of the Company's chairman and senior lending consultant and the non-cash pre-tax charge recorded for the allocation of ESOP shares in connection with the acquisition of Atlantic Bank (the "merger-related charge"). To calculate its operating earnings for the twelve months ended December 31, 2006, the Company also added back to non-interest income a pre-tax loss on the mark-to-market of interest rate swaps that was recorded in the first quarter, and subtracted from non-interest expense the pre-tax charges for the prepayment of certain wholesale borrowings and the termination of its interest rate swap agreements following the acquisition of Atlantic Bank (collectively, the "post-merger repositioning charge"). For the three and twelve months ended December 31, 2005, the Company calculated its operating earnings by subtracting from non-interest expense the non-cash pre-tax merger-related charge recorded for the allocation of ESOP shares in connection with the acquisition of Long Island Financial.

A reconciliation of the Company's GAAP and operating earnings for the three months ended December 31, 2006, September 30, 2006, and
 December 31, 2005 and for the twelve months ended December 31, 2006 and 2005 follows:

                                For the                  For the
(in thousands,             Three Months Ended      Twelve Months Ended
                      ---------------------------- -------------------
 except per           Dec. 31,  Sept. 30, Dec. 31, Dec. 31,  Dec. 31,
 share data)            2006      2006     2005      2006      2005
                      --------- --------- -------- --------- ---------
GAAP Earnings         $53,121   $62,477   $36,916  $232,585  $292,085
Adjustments to GAAP
 earnings:
   Merger-related
    charge              5,744        --    36,588     5,744    36,588
   Loss on debt
    redemption          1,859        --        --     1,859        --
   Retirement charge    3,072        --        --     3,072        --
   Post-merger
    repositioning
    charge                 --        --        --    27,609        --
   Loss on mark-to-
    market of interest
    rate swaps             --        --        --     6,071        --
Income tax effect on
 adjustments           (2,088)       --    (2,598)  (13,371)   (2,598)
                      --------  --------- -------- --------- ---------
Operating earnings    $61,708   $62,477   $70,906  $263,569  $326,075
                      ========  ========= ======== ========= =========

Diluted GAAP Earnings
 per Share            $  0.18   $  0.21   $  0.14  $   0.81  $   1.11
Adjustments to diluted
 GAAP earnings per
 share:
   Merger-related
    charge               0.02        --      0.13      0.02      0.13
   Loss on debt
    redemption             --        --        --        --        --
   Retirement charge     0.01        --        --      0.01        --
   Post-merger
    repositioning
    charge                 --        --        --      0.07        --
   Loss on mark-to-
    market of interest
    rate swaps             --        --        --      0.01        --
                      --------  --------- -------- --------- ---------
Diluted operating
 earnings per share   $  0.21   $  0.21   $  0.27  $   0.92  $   1.24
                      ========  ========= ======== ========= =========


                   NEW YORK COMMUNITY BANCORP, INC.
 RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS

While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders' equity. (1) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income, but that have been added back to tangible stockholders' equity.

The Company believes that cash earnings and adjusted cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings. Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names.

For the three and twelve months ended December 31, 2006, the Company also reported adjusted cash earnings, in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company's adjusted cash earnings for the fourth quarter of 2006 were calculated by excluding from its cash earnings the aforementioned loss on debt redemption and the charge recorded in connection with the retirements of the Company's chairman and senior lending consultant. To calculate its adjusted cash earnings for the twelve months ended December 31, 2006, the Company also excluded from its cash earnings the loss on the mark-to-market of interest rate swaps recorded in the first quarter and the post-merger repositioning charge recorded in connection with the Atlantic Bank transaction in the second quarter of the year.

A reconciliation of the Company's GAAP earnings and cash earnings for the three months ended December 31, 2006, September 30, 2006, and December 31, 2005 and for the twelve months ended December 31, 2006 and 2005 follows, together with a reconciliation of its cash earnings and adjusted cash earnings for the three and twelve months ended December 31, 2006.

                             For the Three           For the Twelve
                              Months Ended             Months Ended
                      ---------------------------- -------------------
                      Dec. 31, Sept. 30, Dec. 31,  Dec. 31,  Dec. 31,
(in thousands, except
 per share data)        2006     2006      2005      2006      2005
                      -------- --------- --------- --------- ---------
GAAP Earnings         $53,121  $62,477   $36,916   $232,585  $292,085
Additional
 contributions to
 tangible
 stockholders' equity:
   Amortization and
    appreciation of
    shares held in
    stock-related
    benefit plan (2)    7,269    1,557    38,242     12,009    43,653
   Associated tax
    benefits             (126)      34       302        105     2,039
   Dividends on
    unallocated ESOP
    shares                545      546     1,164      2,182     4,656
   Amortization of
    core deposit
    intangibles         5,049    5,049     2,930     17,871    11,733
                      -------- --------- --------- --------- ---------
Total additional
 contributions to
 tangible
 stockholders' equity  12,737    7,186    42,638     32,167    62,081
                      -------- --------- --------- --------- ---------
Cash earnings         $65,858  $69,663   $79,554   $264,752  $354,166
                      ======== ========= ========= ========= =========

Diluted GAAP Earnings
 per Share            $  0.18  $  0.21   $  0.14   $   0.81  $   1.11
Additional
 contributions to
 diluted cash earnings
 per share:
   Amortization and
    appreciation of
    shares held in
    stock-related
    benefit plan (2)     0.02     0.01      0.15       0.04      0.17
   Associated tax
    benefits               --       --        --         --      0.01
   Dividends on
    unallocated ESOP
    shares                 --       --        --       0.01      0.02
   Amortization of
    core deposit
    intangibles          0.02     0.02      0.01       0.06      0.04
                      -------- --------- --------- --------- ---------

Total additional
 contributions to
 diluted cash earnings
 per share               0.04     0.03      0.16       0.11      0.24
                      -------- --------- --------- --------- ---------
Diluted cash earnings
 per share            $  0.22  $  0.24   $  0.30   $   0.92  $   1.35
                      ======== ========= ========= ========= =========

Cash Earnings         $65,858  $69,663   $79,554   $264,752  $354,166
Adjustments to cash
 earnings:
   Loss on debt
    redemption          1,859       --        --      1,859        --
   Retirement charge    3,072       --        --      3,072        --
   Post-merger
    repositioning
    charge                 --       --        --     27,609        --
   Loss on mark-to-
    market of interest
    rate swaps             --       --        --      6,071        --
Income tax effect on
 adjustments           (1,726)      --        --    (13,009)       --
                      -------- --------- --------- --------- ---------
Adjusted cash earnings$69,063  $69,663   $79,554   $290,354  $354,166
                      ======== ========= ========= ========= =========
Diluted Cash Earnings
 per Share            $  0.22  $  0.24   $  0.30   $   0.92  $   1.35
   Loss on debt
    redemption           0.01       --        --         --        --
   Retirement charge     0.01       --        --       0.01        --
   Post-merger
    repositioning
    charge                 --       --        --       0.07        --
   Loss on mark-to-
    market of interest
    rate swaps             --       --        --       0.01        --
                      -------- --------- --------- --------- ---------
Adjusted diluted cash
 earnings per share   $  0.24  $  0.24   $  0.30   $   1.01  $   1.35
                      ======== ========= ========= ========= =========
(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.
(2) The amounts for the three and twelve months ended December 31, 2006 and 2005 include non-cash pre-tax merger-related charges of $5.7 million and $36.6 million, respectively.


                   NEW YORK COMMUNITY BANCORP, INC.
                RECONCILIATION OF STOCKHOLDERS' EQUITY
                  AND TANGIBLE STOCKHOLDERS' EQUITY

Although tangible stockholders' equity is not a measure of capital calculated in accordance with GAAP, the Company believes that it is an important indication of its ability to grow both organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the total of its goodwill and core deposit intangibles ("CDI"). To calculate its ratio of tangible stockholders' equity to tangible assets, the Company subtracts the total of goodwill and CDI from both stockholders' equity and total assets. The Company's tangible book value is calculated by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Tangible stockholders' equity should not be considered in isolation or as a substitute for stockholders' equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity and the related tangible capital measures may differ from that of other companies reporting measures of capital with similar names.

A reconciliation of the Company's stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and net income and adjusted net income at or for the three months ended December 31, 2006, September 30, 2006, and December 31, 2005 and at or for the twelve months ended December 31, 2006 and 2005 follows:

                                           At or for the
                                        Three Months Ended
                             -----------------------------------------
                               Dec. 31,      Sept. 30,     Dec. 31,
(in thousands)                   2006          2006          2005
                             ------------- ------------- -------------

Total Stockholders' Equity   $  3,689,837  $  3,712,010  $  3,324,877
Less:                          (2,148,108)   (2,151,951)   (1,980,689)
      Goodwill
      Core deposit
       intangibles               (106,381)     (111,430)      (86,533)
                             ------------- ------------- -------------
Tangible stockholders' equity$  1,435,348  $  1,448,629  $  1,257,655

Total Assets                 $ 28,482,370  $ 28,924,286  $ 26,283,705
Less:                          (2,148,108)   (2,151,951)   (1,980,689)
      Goodwill
      Core deposit
       intangibles               (106,381)     (111,430)      (86,533)
                             ------------- ------------- -------------
Tangible assets              $ 26,227,881  $ 26,660,905  $ 24,216,483

Average Stockholders' Equity $  3,652,575  $  3,633,268  $  3,176,719
Less:                          (2,151,829)   (2,149,848)   (1,938,147)
      Average goodwill
      Average core deposit
       intangibles               (109,693)     (114,459)      (77,805)
                             ------------- ------------- -------------
Average tangible
 stockholders' equity        $  1,391,053  $  1,368,961  $  1,160,767

Average Assets               $ 28,524,090  $ 28,573,209  $ 25,246,283
Less:                          (2,151,829)   (2,149,848)   (1,938,147)
      Average goodwill
      Average core deposit
       intangibles               (109,693)     (114,459)      (77,805)
                             ------------- ------------- -------------
Average tangible assets      $ 26,262,568  $ 26,308,902  $ 23,230,331

Net Income                    $    53,121   $    62,477   $    36,916
Add: Amortization of core
 deposit
intangibles, net of tax             3,038         3,020         1,760
                             ------------- ------------- -------------
Adjusted net income           $    56,159   $    65,497   $    38,676

                                                  At or for the
                                               Twelve Months Ended
                                           ---------------------------
                                             Dec. 31,      Dec. 31,
(in thousands)                                 2006          2005
                                           ------------- -------------

Total Stockholders' Equity                 $  3,689,837  $  3,324,877
Less:                                        (2,148,108)   (1,980,689)
      Goodwill
      Core deposit intangibles                 (106,381)      (86,533)
                                           ------------- -------------
Tangible stockholders' equity              $  1,435,348  $  1,257,655

Total Assets                               $ 28,482,370  $ 26,283,705
Less:                                        (2,148,108)   (1,980,689)
      Goodwill
      Core deposit intangibles                 (106,381)      (86,533)
                                           ------------- -------------
Tangible assets                            $ 26,227,881  $ 24,216,483

Average Stockholders' Equity               $  3,542,371  $  3,193,394
Less:                                        (2,096,196)   (1,941,055)
      Average goodwill
      Average core deposit intangibles         (104,518)      (82,024)
                                           ------------- -------------
Average tangible stockholders' equity      $  1,341,657  $  1,170,315

Average Assets                             $ 28,112,644  $ 24,898,129
Less:                                        (2,096,196)   (1,941,055)
      Average goodwill
      Average core deposit intangibles         (104,518)      (82,024)
                                           ------------- -------------
Average tangible assets                    $ 25,911,930  $ 22,875,050

Net Income                                  $   232,585   $   292,085
Add: Amortization of core deposit
intangibles, net of tax                          10,753         7,048
                                           ------------- -------------
Adjusted net income                         $   243,338   $   299,133


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                                             Three Months Ended
                                      --------------------------------
                                            December 31, 2006
                                      --------------------------------
                                                             Average
                                        Average              Yield/
                                        Balance    Interest   Cost
                                      ------------ --------- -------
Assets:
 Interest-earning assets:
    Mortgage and other loans, net     $19,519,215  $296,948   6.08 %
    Securities                          5,541,880    70,415   5.08
    Money market investments               20,547       260   5.02
                                      ------------ --------- -------
 Total interest-earning assets         25,081,642   367,623   5.86
 Non-interest-earning assets            3,442,448
                                      ------------
 Total assets                         $28,524,090
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
    NOW and money market accounts     $ 3,277,937  $ 28,475   3.45 %
    Savings accounts                    2,436,975     5,465   0.89
    Certificates of deposit             6,177,519    71,171   4.57
    Mortgagors' escrow                    136,793        35   0.10
                                      ------------ --------- -------
 Total interest-bearing deposits       12,029,224   105,146   3.47
    Borrowed funds                     11,456,527   121,672   4.22
                                      ------------ --------- -------
 Total interest-bearing liabilities    23,485,751   226,818   3.83
 Non-interest-bearing deposits          1,120,130
 Other liabilities                        265,634
                                      ------------
 Total liabilities                     24,871,515
 Stockholders' equity                   3,652,575
                                      ------------
 Total liabilities and stockholders'
  equity                              $28,524,090
                                      ============
 Net interest income/interest rate
  spread                                           $140,805   2.03 %
                                                   ========= =======
 Net interest-earning assets/net
  interest margin                     $ 1,595,891             2.27 %
                                      ============           =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.07 x
                                                             =======

 Core deposits                        $ 6,835,042  $ 33,940   1.97 %
                                      ============ ========= =======

                                             Three Months Ended
                                       -------------------------------
                                              September 30, 2006
                                       -------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                       ------------- --------- -------
Assets:
 Interest-earning assets:
    Mortgage and other loans, net       $19,424,240  $288,839   5.94 %
    Securities                            5,712,371    72,108   5.05
    Money market investments                 29,436       350   4.72
                                       ------------- --------- -------
 Total interest-earning assets           25,166,047   361,297   5.74
 Non-interest-earning assets              3,407,162
                                       -------------
 Total assets                           $28,573,209
                                       =============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
    NOW and money market accounts       $ 3,438,853  $ 30,397   3.51 %
    Savings accounts                      2,563,579     5,299   0.82
    Certificates of deposit               6,416,244    70,148   4.34
    Mortgagors' escrow                      103,218        31   0.12
                                       ------------- --------- -------
 Total interest-bearing deposits         12,521,894   105,875   3.35
    Borrowed funds                       10,972,048   115,575   4.18
                                       ------------- --------- -------
 Total interest-bearing liabilities      23,493,942   221,450   3.74
 Non-interest-bearing deposits            1,228,255
 Other liabilities                          217,744
                                       -------------
 Total liabilities                       24,939,941
 Stockholders' equity                     3,633,268
                                       -------------
 Total liabilities and stockholders'
  equity                                $28,573,209
                                       =============
 Net interest income/interest rate
  spread                                             $139,847   2.00 %
                                                     ========= =======
 Net interest-earning assets/net
  interest margin                       $ 1,672,105             2.24 %
                                       =============           =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.07 x
                                                               =======

 Core deposits                          $ 7,230,687  $ 35,696   1.96 %
                                       ============= ========= =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)


                                       Three Months Ended December 31,
                                       -------------------------------
                                                   2006
                                       -------------------------------
                                                              Average
                                         Average              Yield/
                                         Balance    Interest   Cost
                                       ------------ --------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net       $19,519,215  $296,948   6.08 %
   Securities                            5,541,880    70,415   5.08
   Money market investments                 20,547       260   5.02
                                       ------------ --------- --------
 Total interest-earning assets          25,081,642   367,623   5.86
 Non-interest-earning assets             3,442,448
                                       ------------
 Total assets                          $28,524,090
                                       ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts        $3,277,937   $28,475   3.45 %
   Savings accounts                      2,436,975     5,465   0.89
   Certificates of deposit               6,177,519    71,171   4.57
   Mortgagors' escrow                      136,793        35   0.10
                                       ------------ --------- --------
 Total interest-bearing deposits        12,029,224   105,146   3.47
   Borrowed funds                       11,456,527   121,672   4.22
                                       ------------ --------- --------
 Total interest-bearing liabilities     23,485,751   226,818   3.83
 Non-interest-bearing deposits           1,120,130
 Other liabilities                         265,634
                                       ------------
 Total liabilities                      24,871,515
 Stockholders' equity                    3,652,575
                                       ------------
 Total liabilities and stockholders'
  equity                               $28,524,090
                                       ============
 Net interest income/interest rate
  spread                                            $140,805   2.03 %
                                                    ========= ========

 Net interest-earning assets/net
  interest margin                       $1,595,891             2.27 %
                                       ============           ========

 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.07 x
                                                              ========

 Core deposits                          $6,835,042   $33,940   1.97 %
                                       ============ ========= ========


                                      Three Months Ended December 31,
                                      --------------------------------
                                                    2005
                                       -------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net        $16,160,147  $227,214   5.62 %
   Securities                             5,920,878    71,309   4.82
   Money market investments                  15,565       146   3.72
                                        ------------ --------- -------
 Total interest-earning assets           22,096,590   298,669   5.40
 Non-interest-earning assets              3,149,693
                                        ------------
 Total assets                           $25,246,283
                                        ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts         $3,099,808   $18,559   2.38 %
   Savings accounts                       2,384,120     2,939   0.49
   Certificates of deposit                5,005,881    40,751   3.23
   Mortgagors' escrow                       118,783        56   0.19
                                        ------------ --------- -------
 Total interest-bearing deposits         10,608,592    62,305   2.33
   Borrowed funds                        10,418,821   103,278   3.89
                                        ------------ --------- -------
 Total interest-bearing liabilities      21,027,413   165,583   3.10
 Non-interest-bearing deposits              744,854
 Other liabilities                          297,297
                                        ------------
 Total liabilities                       22,069,564
 Stockholders' equity                     3,176,719
                                        ------------
 Total liabilities and stockholders'
  equity                                $25,246,283
                                        ============
 Net interest income/interest rate
  spread                                             $133,086   2.30 %
                                                     ========= =======

 Net interest-earning assets/net
  interest margin                        $1,069,177             2.45 %
                                        ============           =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                           $6,228,782   $21,498   1.37 %
                                        ============ ========= =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)


                                     Twelve Months Ended December 31,
                                     ---------------------------------
                                                  2006
                                     ---------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance     Interest    Cost
                                     ------------ ----------- --------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net     $18,882,661  $1,118,467   5.92 %
   Securities                          5,831,048     288,979   4.96
   Money market investments               27,740       1,254   4.52
                                     ------------ ----------- --------
 Total interest-earning assets        24,741,449   1,408,700   5.69
 Non-interest-earning assets           3,371,195
                                     ------------
 Total assets                        $28,112,644
                                     ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts      $3,519,471    $116,055   3.30 %
   Savings accounts                    2,493,592      17,856   0.72
   Certificates of deposit             5,939,897     249,286   4.20
   Mortgagors' escrow                    128,591         176   0.14
                                     ------------ ----------- --------
 Total interest-bearing deposits      12,081,551     383,373   3.17
   Borrowed funds                     11,126,640     463,761   4.17
                                     ------------ ----------- --------
 Total interest-bearing liabilities   23,208,191     847,134   3.65
 Non-interest-bearing deposits         1,110,486
 Other liabilities                       251,596
                                     ------------
 Total liabilities                    24,570,273
 Stockholders' equity                  3,542,371
                                     ------------
 Total liabilities and stockholders'
  equity                             $28,112,644
                                     ============
 Net interest income/interest rate
  spread                                            $561,566   2.04 %
                                                  =========== ========

 Net interest-earning assets/net
  interest margin                     $1,533,258               2.27 %
                                     ============             ========

 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.07 x
                                                              ========

 Core deposits                        $7,123,549    $133,911   2.93 %
                                     ============ =========== ========


                                     Twelve Months Ended December 31,
                                     ---------------------------------
                                                    2005
                                       -------------------------------
                                                               Average
                                         Average               Yield/
                                         Balance     Interest   Cost
                                       ------------ ---------- -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net       $15,183,973   $857,537   5.65 %
   Securities                            6,487,566    320,777   4.94
   Money market investments                 25,620        704   2.75
                                       ------------ ---------- -------
 Total interest-earning assets          21,697,159  1,179,018   5.43
 Non-interest-earning assets             3,200,970
                                       ------------
 Total assets                          $24,898,129
                                       ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts        $3,376,893    $73,052   2.16 %
   Savings accounts                      2,637,639     13,349   0.51
   Certificates of deposit               4,250,386    116,173   2.73
   Mortgagors' escrow                      108,971        249   0.23
                                       ------------ ---------- -------
 Total interest-bearing deposits        10,373,889    202,823   1.96
   Borrowed funds                       10,292,641    380,828   3.70
                                       ------------ ---------- -------
 Total interest-bearing liabilities     20,666,530    583,651   2.82
 Non-interest-bearing deposits             738,075
 Other liabilities                         300,130
                                       ------------
 Total liabilities                      21,704,735
 Stockholders' equity                    3,193,394
                                       ------------
 Total liabilities and stockholders'
  equity                               $24,898,129
                                       ============
 Net interest income/interest rate
  spread                                             $595,367   2.61 %
                                                    ========== =======

 Net interest-earning assets/net
  interest margin                       $1,030,629              2.74 %
                                       ============            =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                          $6,752,607    $86,401   1.28 %
                                       ============ ========== =======


                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
       (dollars in thousands, except share and per share data)
                             (unaudited)
                                                                     -


                                                                     -
                                   For the Three Months Ended
                            ------------------------------------------
                              Dec. 31,      Sept. 30,     Dec. 31,
                                2006          2006          2005
                            ------------- ------------- --------------
GAAP EARNINGS DATA:
Net income                      $53,121       $62,477       $36,916
Basic earnings per share           0.18          0.21          0.14
Diluted earnings per share         0.18          0.21          0.14
Return on average assets           0.74 %        0.87 %        0.58 %
Return on average tangible
 assets (1)                        0.86          1.00          0.67
Return on average
 stockholders' equity              5.82          6.88          4.65
Return on average tangible
 stockholders' equity (1)         16.15         19.14         13.33
Efficiency ratio (2)              44.96         40.68         55.84
Operating expenses to
 average assets                    1.03          0.93          1.37
Interest rate spread               2.03          2.00          2.30
Net interest margin                2.27          2.24          2.45
Shares used for basic EPS
 computation                292,481,537   292,244,262   260,978,950
Shares used for diluted EPS
 computation                293,698,501   293,550,619   262,537,355

OPERATING EARNINGS DATA: (3)
Operating earnings              $61,708       $62,477       $70,906
Basic earnings per share           0.21          0.21          0.27
Diluted earnings per share         0.21          0.21          0.27
Return on average assets           0.87 %        0.87 %        1.12 %
Return on average tangible
 assets (1)                        0.99          1.00          1.25
Return on average
 stockholders' equity              6.76          6.88          8.93
Return on average tangible
 stockholders' equity (1)         18.62         19.14         25.04
Efficiency ratio (2)              39.12         40.68         32.20

CASH EARNINGS DATA: (4)
Cash earnings                   $65,858       $69,663       $79,554
Basic cash earnings per
 share                             0.23          0.24          0.30
Diluted cash earnings per
 share                             0.22          0.24          0.30
Cash return on average
 assets                            0.92 %        0.98 %        1.26 %
Cash return on average
 tangible assets (1)               1.00          1.06          1.37
Cash return on average
 stockholders' equity              7.21          7.67         10.02
Cash return on average
 tangible stockholders'
 equity (1)                       18.94         20.35         27.41
Cash efficiency ratio (2)         40.51         39.72         31.13

ADJUSTED CASH EARNINGS DATA:
 (4)
Adjusted cash earnings          $69,063       $69,663       $79,554
Basic adjusted cash earnings
 per share                         0.24          0.24          0.30
Diluted adjusted cash
 earnings per share                0.24          0.24          0.30
Adjusted cash return on
 average assets                    0.97 %        0.98 %        1.26 %
Adjusted cash return on
 average tangible assets (1)       1.05          1.06          1.37
Adjusted cash return on
 average stockholders'
 equity                            7.56          7.67         10.02
Adjusted cash return on
 average tangible
 stockholders' equity (1)         19.86         20.35         27.41
Adjusted cash efficiency
 ratio (2)                        38.20         39.72         31.13




                                           For the Twelve Months Ended
                                           ---------------------------
                                             Dec. 31,      Dec. 31,
                                               2006          2005
                                           ------------- -------------
GAAP EARNINGS DATA:
Net income                                    $232,585      $292,085
Basic earnings per share                          0.82          1.12
Diluted earnings per share                        0.81          1.11
Return on average assets                          0.83 %        1.17 %
Return on average tangible assets (1)             0.94          1.31
Return on average stockholders' equity            6.57          9.15
Return on average tangible stockholders'
 equity (1)                                      18.14         25.56
Efficiency ratio (2)                             39.41         34.14
Operating expenses to average assets              0.91          0.95
Interest rate spread                              2.04          2.61
Net interest margin                               2.27          2.74
Shares used for basic EPS computation      284,877,310   260,412,409
Shares used for diluted EPS computation    286,261,492   262,497,843

OPERATING EARNINGS DATA: (3)
Operating earnings                            $263,569      $326,075
Basic earnings per share                          0.93          1.25
Diluted earnings per share                        0.92          1.24
Return on average assets                          0.94 %        1.31 %
Return on average tangible assets (1)             1.06          1.46
Return on average stockholders' equity            7.44         10.21
Return on average tangible stockholders'
 equity (1)                                      20.45         28.46
Efficiency ratio (2)                             37.59         28.86

CASH EARNINGS DATA: (4)
Cash earnings                                 $264,752      $354,166
Basic cash earnings per share                     0.93          1.36
Diluted cash earnings per share                   0.92          1.35
Cash return on average assets                     0.94 %        1.42 %
Cash return on average tangible assets
 (1)                                              1.02          1.55
Cash return on average stockholders'
 equity                                           7.47         11.09
Cash return on average tangible
 stockholders' equity (1)                        19.73         30.26
Cash efficiency ratio (2)                        37.56         27.84

ADJUSTED CASH EARNINGS DATA: (4)
Adjusted cash earnings                        $290,354      $354,166
Basic adjusted cash earnings per share            1.02          1.36
Diluted adjusted cash earnings per share          1.01          1.35
Adjusted cash return on average assets            1.03 %        1.42 %
Adjusted cash return on average tangible
 assets (1)                                       1.12          1.55
Adjusted cash return on average
 stockholders' equity                             8.20         11.09
Adjusted cash return on average tangible
 stockholders' equity (1)                        21.64         30.26
Adjusted cash efficiency ratio (2)               36.64         27.84


(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.
(2) The Company calculates its GAAP, operating, cash, and adjusted cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings.
(3) Please see the reconciliation of GAAP and operating earnings.
(4) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings.


                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)

                      At December 31, At September 30, At December 31,
                           2006            2006             2005
                      --------------- ---------------- ---------------
BALANCE SHEET DATA:
Book value per share         $12.56           $12.66          $12.43
Tangible book value
 per share (1)                 4.88             4.94            4.70
Stockholders' equity
 to total assets              12.95 %          12.83 %         12.65 %
Tangible stockholders'
 equity to tangible
 assets (1)                    5.47             5.43            5.19
Tangible stockholders'
 equity to tangible
 assets excluding
 after-tax net
 unrealized losses on
 securities (1)                5.66             5.63            5.41
Shares used for book
 value and tangible
 book value
 computation (1)        293,890,372      293,217,441     267,594,393
Total shares issued
 and outstanding        295,350,936      295,117,419     269,776,791

ASSET QUALITY RATIOS:
Non-performing loans
 to total loans                0.11 %           0.16 %          0.16 %
Non-performing assets
 to total assets               0.08             0.12            0.11
Allowance for loan
 losses to non-
 performing loans            402.72           265.98          289.17
Allowance for loan
 losses to total loans         0.43             0.43            0.47

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President &
             Director, Investor Relations